Exhibit 99.2

1 First Quarter 2017 Results Investor Conference Call May 2, 2017 Quaker Chemical Corporation

Regulation G The attached charts include C ompany information that does not conform to generally accepted accounting principles (“GAAP”). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with the Company’s most recent annual report filed on Form 10-K as well as the first quarter earnings news release dated May 1, 2017, which has been furnished to the SEC on Form 8-K and the Company’s Form 10-Q for the quarterly period ended March 31, 2017, which has been filed with the SEC. Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced Houghton combination (“the Combination”), could also adversely affect us including, but not limited to: • the risk that Quaker shareholders may not approve the Combination; • the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us; • the potential for regulatory authorities to require divestitures in connection with the Combination, which would result in a smaller than anticipated combined business; • the risk that a closing condition to the Combination may not be satisfied in a timely manner; • risks associated with the financing of the Combination; • the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; • potential adverse effects on Quaker Chemical’s business, properties or operations caused by the imple mentation of the Combination; • Quaker Chemical’s ability to promptly, efficiently and effectively integrate Houghton International’s operations into those of Quaker Chemical; • risks related to the disruption of each company’s time from ongoing business operations due to the Combination; and, • the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreement and transactions contemplated therein. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2016 Form 10- K, and in our quarterly and other reports filed from time to time with the Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995. Risks and Uncertainties Statement

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

First Quarter 2017 Headlines ▪ Strong organic volume growth of 10% drives a net sales increase of 9% despite continued FX headwinds ▪ Net income of $7.0 million and earnings per diluted share of $0.52 reflect costs related to the Houghton combination, which was previously announced on April 5, 2017 ▪ Non - GAAP earnings per diluted share increases 20% to $1.18 ▪ Solid operating leverage drives a 13% increase in adjusted EBITDA to $28.2 million Chart #2

Chairman Comments First Quarter 2017 ▪ First Quarter 2017 x Net sales growth driven primarily by increases in organic volume as well as contributions from the prior year Lubricor acquisition, which offset the continued negative impact from foreign exchange x Consistent levels of SG&A on strong volume growth helped offset higher raw material costs and the related decline in gross margin quarter - over - quarter x Strong operating performance leads to quarterly non - GAAP EPS increase of 20% and adjusted EBITDA increase of 13%, despite a negative foreign exchange impact of 3% ▪ 2017 Outlook x Positive – Expect market share gains and leveraging of past acquisitions will continue to help offset market challenges x Negative – Expect foreign exchange and raw materials to continue to be headwinds, though these may ratably decline as the year progresses Chart #3 Overall, we remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non - GAAP earnings and adjusted EBITDA for the eighth consecutive year

▪ Net sales growth driven by a 10% increase in organic volume and a 1% increase from Lubricor, partially offset by a negative impact from foreign currency translation of 2% ▪ Gross profit increased 4% due to the increase in sales volumes, partially offset by a lower gross margin of 36.4% compared to 38.2% in the prior period, attributable to product mix and raw material cost increases ▪ Operating margin benefited from a consistent level of SG&A on strong volume growth in the quarter ▪ Net income includes Houghton combination - related expenses of $9.1 million or $0.69 per diluted share, which were considered non - deductible for tax and was the driver of the 50.8% effective tax rate in the quarter ▪ Strong operating performance drove quarterly Non - GAAP earnings per diluted share increase of 20% to $1.18 and adjusted EBITDA increase of 13% to $28.2 million, despite a negative foreign exchange impact of 3% ▪ Net operating cashflow of $8.3 million compared to $10.9 million in the prior period due to higher cash invested in working capital primarily due to improved volumes in the quarter Chart #4 Financial Highlights First Quarter 2017

($ Millions unless otherwise noted) Q1 2017 Q1 2016 Net Sales 194.9 178.1 Gross Margin 36.4% 38.2 % Operating Income 13.8 19.8 Operating Margin 7.1% 11.1 % Net Income Attributable to Quaker Chemical Corporation 7.0 12.9 Earnings Per Diluted Share 0.52 0.98 Non - GAAP Earnings Per Diluted Share 1.18 0.98 Adjusted EBITDA 28.2 25.0 Adjusted EBITDA Margin 14.5% 14.0% Net (Cash) Debt (24.2) 3.9 Net Operating Cash Flow 8.3 10.9 Effective Tax Rate 50.8% 32.3% Chart #5 Financial Snapshot

Chart #6 Strong organic volume increases continue to drive top line growth 115,000 135,000 155,000 175,000 195,000 215,000 235,000 255,000 25,000 30,000 35,000 40,000 45,000 50,000 55,000 60,000 65,000 70,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume Product Volume by Quarter and Year in Thousands of Kilograms

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 20.0% 25.0% 30.0% 35.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 Gross Margin Percentage 38.2% 38.2% 37.2% 36.5% 36.4% 20.0% 25.0% 30.0% 35.0% 40.0% Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Gross Margin Percentage Chart #7 Quarterly gross margin lower on product mix and certain raw material cost increases Gross Margin Percentage Trends

$40.1 $44.2 $66.8 $73.0 $80.9 $89.6 $99.8 $101.6 $106.6 $103.3 $109.8 6.9% 9.8% 12.3% 10.7% 11.4% 12.3% 13.0% 13.8% 14.3% 2008 2009 2010 2011 2012 2013 2014 2015 2016 Trailing Twelve Months Q1 2016 Trailing Twelve Months Q1 2017 Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) 14.1% 14.4% FY 2008 – Q1 2017 CAGR: 13.0% +750 Margin bps Chart #8 Adjusted EBITDA Baseline Historical Performance

-$120 -$80 -$40 $0 $40 $80 $120 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 2017 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Strong cash flow generation and balance sheet continue to support future growth Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q1 2017 Q1 2016 GAAP earnings per diluted share 0.52$ 0.98$ Equity income in a captive insurance company per diluted share (0.04)$ (0.01)$ Houghton combination-related expenses per diluted share 0.69$ -$ Cost streamlining initiative per diluted share 0.01$ -$ Currency conversion impact of the Venezuelan bolivar fuerte per diluted share -$ 0.01$ Non-GAAP earnings per diluted share 1.18$ 0.98$

Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

	2008	2009	2010	2011	2012	2013	2014	2015	2016
Net income	9,833	16,058	32,120	45,892	47,405	56,339	56,492	51,180	61,403
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009
Interest expense	5,509	5,533	5,225	4,666	4,283	2,922	2,371	2,585	2,889
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226
Equity loss (income) from a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)
Transition costs related to key employees	3,505	2,443	1,317	-	609	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-
U.K. pension plan amendment	-	-	-	-	-	-	902	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-
Currency conversion impacts of the Venezuelan Bolivar	-	-	322	-	-	357	321	2,806	88
Adjusted EBITDA	40,095	44,153	66,838	72,971	80,935	89,618	99,835	101,588	106,576
Adjusted EBITDA Margin	6.9%	9.8%	12.3%	10.7%	11.4%	12.3%	13.0%	13.8%	14.3%

Chart #11

TTM Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

	I = G + H	H	G = F - D	F	E = C + D	D	C = B - A	B	A
	Trailing Twelve Months Q1 2017	YTD Q1 2017	Last Nine Months 2016	FY 2016	Trailing Twelve Months Q1 2016	YTD Q1 2016	Last Nine Months 2015	FY 2015	YTD Q1 2015
Net income	55,449	6,992	48,457	61,403	53,748	12,946	40,802	51,180	10,378
Depreciation	12,557	3,157	9,400	12,557	12,481	3,157	9,324	12,395	3,071
Amortization	7,005	1,773	5,232	7,009	6,961	1,777	5,184	6,811	1,627
Interest expense	2,804	656	2,148	2,889	2,739	741	1,998	2,585	587
Taxes on income before equity in net income of associated companies	23,786	6,865	16,921	23,226	18,731	6,305	12,426	17,785	5,359
Equity income from a captive insurance company	(2,228)	(592)	(1,636)	(1,688)	(1,335)	(52)	(1,283)	(2,078)	(795)
Restructuring (credit) expense	(439)	-	(439)	(439)	6,790	-	6,790	6,790	-
Houghton combination-related expenses	10,606	9,075	1,531	1,531	-	-	-	-	-
Verkol transaction-related expenses	-	-	-	-	2,813	-	2,813	2,813	-
Customer bankruptcy costs	-	-	-	-	328	-	328	328	-
Cost streamlining initiatives	286	286	-	-	-	-	-	173	173
Currency conversion impacts of the Venezuelan bolivar fuerte	-	-	-	88	88	88	-	2,806	2,806
Adjusted EBITDA	109,826	28,212	81,614	106,576	103,344	24,962	78,382	101,588	23,206
Adjusted EBITDA Margin	14.4%	14.5%	14.4%	14.3%	14.1%	14.0%	14.1%	13.8%	12.8%

Chart #12